Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333‑201716) on Form S-8 of our reports dated March 31, 2022, with respect to the consolidated financial statements of Kenon Holdings Ltd., and the effectiveness of internal control over financial reporting.

Sincerely,

/s/ KPMG LLP
KPMG LLP
Public Accountants and
Chartered Accountants

Singapore
March 31, 2022